Exhibit 99.1

CONTACT:

Q.E.P. Co., Inc.

Lawrence Levine

Senior VP & General Counsel

561-994-5550

Q.E.P. Co., Inc. Announces New President

BOCA RATON, FLORIDA—May 28, 2008—On May 28, 2008, Lewis Gould, Chairman of the Board and Chief Executive Officer of Q.E.P. Co., Inc. (Nasdaq: QEPC), announced that effective May 23, 2008 Leonard Gould had been elected by the Board of Directors as the Company’s President. Lewis Gould, age 65, who has served since 1979, will remain as Chairman and Chief Executive Officer of the Company.

In announcing Leonard Gould’s appointment, Lewis Gould stated: “I am very pleased to announce Leonard’s appointment as the Company’s President. Many of the Company’s recent successes are attributable to his efforts and the Company’s sales have grown significantly because of his leadership and the teamwork he fosters. He possesses the combination of skills and knowledge to lead this Company. I am very proud of my son and look forward to working with Leonard and mentoring him in his new role.”

Leonard Gould, age 39, in addition to his current sales responsibilities, will also be responsible for all operating aspects of the Company. Leonard Gould has served as the Company’s Senior Vice President Retail Accounts since 1998 and joined the Company in 1993. Leonard Gould received his MBA from the University of Miami, FL in 2003 and has an AA in Arts and a BSBA in Marketing from the University of Hartford, CT.

Q.E.P. Co., Inc., founded in 1979, is a leading manufacturer, marketer and distributor of a broad line of flooring tools and accessories for the home improvement and professional installer markets. Under brand names Q.E.P., Roberts, Q-Set and O’Tool, Q.E.P. markets approximately 3,000 products used primarily for surface preparation and installation of ceramic tile, carpet, vinyl and wood flooring. The Company sells its products to large home improvement retail centers, as well as traditional distribution outlets in 50 states and around the world.